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                                                                    EXHIBIT 99.9
                                                          [SCHOOL HOUSE GRAPHIC]


[LEARNING EXPRESS LOGO]




MEMO

TO:        All California Local Store Franchisees
FROM:      Jamie Levy
SUBJECT:   Amendment to Franchise Agreement
DATE:      May 9, 2000


As required by the State of California, enclosed is an Offering Circular regarding the amendment to your Learning Express Local Store Franchise Agreement, which is a part of our e-commerce venture. The last page is a detachable receipt. Please sign and date the receipt and return it in the enclosed, self-addressed, stamped envelope, at this time.

Thank you










                        LEARNING EXPRESS CORPORATE OFFICE
                             29 BUENA VISTA STREET
                                 AYER, MA 01432